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                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ: TECUA and TECUB)

March 20, 2006
Tecumseh, Michigan

                      TECUMSEH PRODUCTS COMPANY ENTERS INTO
                          AGREEMENT TO SELL SUBSIDIARY

TECUMSEH, MICHIGAN - MARCH 20, 2006 - Today the Company announced that it had signed an agreement to sell its subsidiary, Little Giant Pump Company, to Franklin Electric Co., Inc. Little Giant Pump Company represents approximately 90% of the Company's Pump business segment. The sale is subject to regulatory approval and closing is expected to occur shortly after such approval is obtained. The purchase price is $121 million, subject to certain adjustments at closing. The Company intends to utilize the proceeds to reduce overall debt levels.

"Little Giant has been highly successful during Tecumseh Products Company's ownership having grown from $10 million in sales to over $100 million. As the pump industry consolidates, the combination with Franklin Electric will provide additional opportunities for the operation to grow and flourish. While we are sorry to part company with our friends at Little Giant Pump Company, we know this transaction is beneficial to all parties involved," said Todd Herrick, CEO, Tecumseh Products Company

"The sale is consistent with the Company's strategy to focus on products that are specifically engineered for OEM, wholesale and distribution markets," added Kent Herrick, Vice President of Global Business Development.

ABOUT TECUMSEH PRODUCTS COMPANY

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps for industrial, commercial, marine and agricultural applications.

ABOUT FRANKLIN ELECTRIC CO., INC.

Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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This discussion contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2005.

Contact: Pat Walsh
         Director of Investor Relations
         Tecumseh Products Company
         (517) 423-8455